CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 31, 2016, relating to the financial statements and financial highlights of USA Mutuals comprising USA Mutuals Barrier Fund, USA Mutuals Beating Beta Fund, and USA Mutuals Takeover Targets Fund for the periods ended March 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 28, 2016